EXHIBIT 10.1

Execution Version

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of April 6, 2020 (the “Effective Date”) by and among TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Partnership”), TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation (the “Company”), Tanger GP Trust, a Maryland business trust (the “General Partner”) and Stephen Yalof (the “Executive”).
RECITALS:
WHEREAS, management powers over the business and affairs of the Partnership are vested in the General Partner;
WHEREAS, effective as of April 15, 2020 (the “Commencement Date”), the Company and the Partnership desire to retain the Executive as the President and Chief Operating Officer of the Company, the General Partner, and the Partnership on the terms and conditions set forth in this Agreement;
WHEREAS, effective as of January 1, 2021 (the “Promotion Date”), the Company and the Partnership desire to promote the Executive to the President and Chief Executive Officer of the Company, the General Partner and the Partnership on the terms and conditions set forth in this Agreement; and
WHEREAS, the Executive desires to be so employed by the Company, the General Partner and the Partnership on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth below the parties hereto agree as follows:
1.    Certain Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a)     “Board” shall mean the Board of Directors of the Company.
(b)     “Cause” shall mean the Executive’s (i) causing material harm to the Company or the Partnership through a material act of dishonesty or misconduct in the performance of his duties under this Agreement, (ii) conviction of or plea of nolo contendre to a felony involving moral turpitude, fraud or embezzlement, (iii) willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or the Partnership, or (iv) willful material breach of this Agreement or failure (other than a failure due to disability) to perform his material duties under this Agreement, which, in the case of a breach or failure described in clause (iv) is not cured within thirty (30) days (or such longer period agreed to by the Company) after written notice specifying the breach or failure (it being understood that if the Executive’s breach or failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion). Any breach by Executive of any provision of Section 6 or Section 16 of this Agreement shall be a material breach for purposes of (iv) above and shall not be subject to any cure right if the Board determines in good faith that such breach is not reasonably capable of cure.

(c)     “Change of Control” shall mean (i) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Partnership of more than 50% of their respective assets to a single purchaser or to a group of associated purchasers, (ii) a merger, consolidation or similar transaction in which the Company does not survive as an independent, publicly owned corporation or the General Partner ceases to be the sole general partner of the Partnership, (iii) the acquisition of securities of the Company or the Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares, (iv) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares, or (v) a majority of the members of the Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(d)    “Common Shares” shall mean the Company’s common shares, par value $.01 per share.
(e)     “Contract Year” shall mean a calendar year.
(f)     “Disability” shall mean the absence of the Executive from the Executive’s duties to the Partnership and/or the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
(g)     “Good Reason” shall mean the occurrence of any of the following events or circumstances:
(i)     any material adverse change in the Executive’s job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent, including, without limitation, (v) prior to the Promotion Date, the Executive’s no longer solely reporting directly to the Chief Executive Office of the Company, (w) on or after the Promotion Date, the Executive’s no longer solely reporting directly to the Executive Chairman of the Company and/or the Board, (x) on or following a Change of Control occurring prior to the Promotion Date, the failure of the Executive to be the President and Chief Operating Officer of the successor entity (or entities) to the Company, the General Partner and the Partnership, (y) on or following a Change of Control occurring on or after the Promotion Date, the failure of the Executive to be the President and Chief Executive Officer of the successor entity (or entities) to the Company, the General Partner and the Partnership, or (z) the failure of the Board to appoint the Executive to serve as a member of the Board or to nominate the Executive for election by the Company’s shareholders to serve as a member of the Board at each annual meeting following such appointment;
(ii)     if the principal duties of the Executive are required to be performed at a location other than the locations described in Section 4 without his consent; or

(iii)     a material breach of this Agreement by the Partnership or the Company, including without limitation, the failure to pay compensation or benefits when due hereunder or a material breach of Section 12 of this Agreement by the Company and/or the Partnership.
The Executive must provide to the Company written notice of his resignation (in accordance with Section 7(g)) on or within thirty (30) days following the occurrence of the event or events constituting Good Reason and the Company shall have a period of thirty (30) days (or such longer period agreed to by the Executive) following its receipt of such notice (the “Cure Period”) in which to cure such event or events. If the Company does not cure the event or events constituting the basis for Good Reason by the end of the Cure Period, the Executive shall give notice of such failure to cure to the Company and may resign from employment within fifteen (15) days immediately following the last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive that does not comply with the requirements of this Section 1(g) shall not constitute termination for Good Reason.
(h)    “Incentive Award Plan” shall mean the Company’s and the Partnership’s Incentive Award Plan as in effect on the Effective Date (as amended from time to time in accordance therewith), any successor plan thereto and any other applicable equity and/or long-term incentive plan.
(i)    “Section 409A” shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement.
2.    Employment.
(a)    The Partnership and the Company hereby agree to employ the Executive under this Agreement and the Executive agrees to such employment during the Contract Term (as defined in Section 2(b) below) in the positions set forth in Section 3 and upon the other terms and conditions set forth in this Agreement, unless earlier terminated as set forth in Section 7. Unless otherwise expressly stated in the notice of termination, a termination by the Company, the Partnership or the General Partner shall be effective as a termination by the Company, the Partnership and the General Partner.
(b)    The Executive’s employment under this Agreement shall commence on the Commencement Date and continue through December 31, 2023, unless earlier terminated as provided in Section 7 below. The period of the Executive’s employment hereunder from the Commencement Date until the end of the Executive’s employment with Company (whether by Company, the Executive or otherwise) is herein referred to as the “Contract Term”.
3.    Position and Duties.
(a)Effective as of the Commencement Date and continuing through December 31, 2020, Executive shall serve as the President and Chief Operating Officer of the Company, the General Partner and the Partnership, shall report to the Chief Executive Officer of the Company, and shall have such duties, functions, responsibilities and authority as are consistent with the position of president and chief operating officer of a company of similar size and type.

(b)Effective as of the Promotion Date, the Executive shall serve as President and Chief Executive Officer of the Company, the General Partner and the Partnership (or any successor entity in the event of a Change in Control), shall report to the Executive Chairman of the Company and the Board, and shall have such duties, functions, responsibilities and authority as are consistent with the position of president and chief executive officer of a company of similar size and type.
(c)    Within 4 months of the Commencement Date, the Board shall appoint the Executive to serve as (i) a trustee of the General Partner and Tanger LP Trust and (ii) a member of the Board. In addition, if appointed or elected, Executive shall serve as an officer, director and/or manager of one or more of the subsidiaries of and other entities under common control with the Company and the Partnership.
(d)    The Executive shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, the Partnership and the Related Entities. Upon obtaining the prior approval of the Board (which approval shall not be unreasonably withheld), the Executive may serve on corporate, civic or charitable boards, provided that such activities do not individually or in the aggregate interfere with the performance of his duties under this Agreement.
4.    Place of Employment.
(a)    During the Contract Term, the Executive shall be based at the Company’s offices located in the Greensboro, North Carolina area. The Executive understands and agrees that in his position he also will be required to travel outside of Greensboro, North Carolina to perform his duties.
(c)    Until December 1, 2020, the Company will provide the Executive with a furnished apartment in the Greensboro, North Carolina area, which the Executive may designate as his primary personal residence., and the Company will pay for the reasonable expenses that the Executive incurs in commuting from his current primary personal residence in New York City to Greensboro, North Carolina on a weekly basis, provided that such travel also includes a business purpose. The Executive will be responsible for all other living expenses incurred by him. The Company will provide the Executive certain relocation benefits as set forth in Section 5(g) of this Agreement.
5.     Compensation and Related Matters. During the Contract Term, the Company shall pay and provide the Executive with the compensation and benefits described in this Section 5.
(a)     Annual Base Salary.  During the Contract Term, the Executive’s annual base salary (“Annual Base Salary”) shall be $850,000, payable by the Company in regular pro-rata installments in accordance with the Company’s general payroll practices in effect from time to time, but in no event less frequently than monthly. The amount of Annual Base Salary payable to the Executive shall be reviewed annually by the Compensation Committee of the Board for increase (but not decrease) and after any increase, “Annual Base Salary” for purposes of this Agreement shall mean such increased amount.
(b)     Benefits.  For each year during the Contract Term, the Executive shall be entitled to the following:

(i)     subject to Sections 5(d), (e) and (f), equity and/or long-term incentive awards under the Incentive Award Plan;
(ii)     participate in the Partnership’s 401(k) Savings Plan; and
(iii)     participate in or receive benefits under all employee benefit plans or other arrangements made available by the Partnership or the Company, including paid time off, on a basis which is no less favorable than is provided to other senior executives of the Partnership or the Company (collectively “Benefits”).
(c)     Annual Bonus.  As additional compensation for services rendered, for each Contract Year in the Contract Term starting with 2020, the Executive shall be entitled to participate in the Company’s and/or the Partnership’s annual cash bonus plan or program for senior executives (the “Annual Bonus Plan”), which, with respect to each Contract Year will provide for (i) a “target” annual cash bonus amount equal to no less than 125% of the Annual Base Salary received by the Executive during such Contract Year, to be payable if the applicable performance goals set by the Compensation Committee are achieved at target level for the applicable Contract Year but do not reach the stretch level set by the Compensation Committee, (ii) a “threshold” annual cash bonus of 93.8% of the Annual Base Salary received by the Executive during such Contract Year, to be payable if the applicable performance goals set by the Compensation Committee are achieved at the threshold level for the applicable Contract Year but do not reach the “target” level set by the Compensation Committee; or (iii) a “stretch” bonus of 187.5% of the Annual Base Salary received by the Executive during such Contract Year, to be payable if the applicable performance goals set by the Compensation Committee are achieved at stretch level for the applicable Contract Year (the annual cash bonus earned for a Contract Year, the “Annual Bonus”); provided, however, that for the Contract Year 2020, the Annual Bonus will be no less than 125% of the Annual Base Salary. The Annual Bonus for any Contract Year shall be payable to the Executive in cash in the Contract Year following the Contract Year in respect of which such Annual Bonus relates, at the same time in such following year as any annual bonus for the preceding Contract Year is paid to any other Company and/or Partnership executive but in all events no later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the Contract Year with respect to which such Annual Bonus relates. The Executive shall be entitled to payment under an applicable Annual Bonus Plan if he is employed on the last day of the Contract Year in respect of which such Annual Bonus relates.
(d)    Sign-On Awards. On the Commencement Date, the Company shall grant to the Executive under the Incentive Award Plan (i) shares of restricted Common Shares having a grant date fair value equal to $1,680,785, as well as (ii) options to purchase 1,000,000 Common Shares. The restricted Common Shares shall vest one-third on each anniversary of the Commencement Date, subject to the Executive’s continued employment through each vesting date. The options shall have an exercise price equal to the fair market value of the Common Shares on the Commencement Date, shall vest one-fourth on December 31, 2020 and on each December 31 thereafter through December 31, 2023, subject to the Executive’s continued employment through each vesting date, and shall be exercisable on and after the date the fair market value of the Common Shares is at least 110% of the exercise price of the options. Notwithstanding the forgoing, (i) in the event the Executive’s employment is terminated by the Company or the Partnership other than for

Cause, due to death or Disability or by the Executive’s resignation for Good Reason, the restricted Common Shares shall become fully vested and the options shall, in addition to those that vested prior to the time of such termination of employment, vest on a pro-rata basis reflecting the Executive’s service during the vesting year in which such termination of employment occurs (i.e., 25% times a fraction, the numerator of which is the number of days employed during the vesting year and the denominator of which is 365) and (ii) in the event of a Change of Control, the restricted Common Shares shall become fully vested and the options shall become fully vested and exercisable if the Executive’s employment is terminated by the Company or the Partnership other than for Cause, due to death or Disability or by the Executive’s resignation for Good Reason within 24 months after such Change of Control. Except as set forth in this Section 5(d), the restricted Common Shares and the options shall be subject to all of the other generally applicable terms of the Incentive Award Plan, including its holding period requirements.
(e)     Annual Equity and/or Long-Term Incentive Awards. As additional compensation for services rendered, for each Contract Year during the Contract Term starting with 2020, the Executive shall be entitled to receive annual awards under the Incentive Award Plan on a basis no less favorable to the Executive than the basis on which any other senior officer of the Company and/or the Partnership receives annual awards under such plans, including the date of grant and the form of the awards; for the avoidance of doubt, for purposes of the foregoing, sign-on, retention or other equity award made to any other senior officer of the Company and/or the Partnership other than ordinary course annual equity awards shall not be taken into account. In addition to the compensation payable under Section 5(d) and notwithstanding anything herein to the contrary, during the 2020 Contract Year, the Company shall grant the Executive annual awards under the Incentive Award Plan with an aggregate grant date fair value of no less than $2.5 million (the “2020 Equity Award”), 40% of the value of which shall be awarded in the form of time-vested restricted Common Shares, with dividends payable thereon for both vested and unvested shares from the date of grant, vesting one-third on each of first, second and third anniversaries of the date of grant, and 60% of the value of which shall be awarded in the form of equity awards subject to performance-based vesting. The time-vested restricted Common Shares included in the 2020 Equity Award shall vest in full upon a termination of the Executive’s employment by the Company or the Partnership other than for Cause, due to death or Disability or by the Executive’s resignation for Good Reason.  The equity awards subject to performance-based vesting included in the 2020 Equity Award shall, subject to the actual achievement of the applicable performance measures, vest pro-rata upon a termination of the Executive’s employment by the Company or the Partnership other than for Cause, due to death or Disability or by the Executive’s resignation for Good Reason, and which shall be settled at the same time similar awards with performance-based vesting held by other senior executives of the Company are settled.
(f)    Expenses.  Subject to Section 22(d), and except as expressly set forth in Section 4, the Partnership and the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Partnership and the Company, respectively hereunder.
(g)    Relocation Assistance. The Company agrees to provide the Executive with the following in connection with the relocation of his primary residence to the Greensboro, North Carolina area:

(i)    Reimbursement for the costs incurred by the Executive in moving the Executive's family from New York City to the Greensboro, North Carolina area, including packing and moving the Executive's household effects by way of a national moving company offering the lowest of three bids for such move, regardless of whether such costs are incurred before or after December 1, 2020;
(ii)Reimbursement for brokerage commission and closing costs incurred by the Executive in the sale of either (but not both) his current primary or secondary residence in New York State, if applicable, regardless of whether such costs are incurred before or after December 1, 2020;
(iii)    Reimbursement for the cost incurred by the Executive of two (2) first class round trip airline tickets, hotel, rental car and reasonable meal expenses for two (2) trips of three days/two nights each for the Executive and his wife from New York City to Greensboro, North Carolina for purposes of locating a permanent residence. The Executive agrees to coordinate all travel arrangements through the Company's Travel Manager;
(iv)     Four (4) additional days off work if needed in connection with the relocation of his family and household effects from New York City to the Greensboro, North Carolina area.
(v)    The Executive shall timely provide the Company with receipts and such other documentation as is reasonably requested by the Company to evidence and support the expenses and costs associated with the Executive’s relocation. The reimbursement of any expense under this Section 5(g) shall be made promptly following the year in which the expense was incurred.
(vi)    Expenses paid for the Executive pursuant to this Agreement may be subject to withholding as required by law and will be reported as wages earned on the Executive's form W-2 at year end.
(h)    Legal Fees. The Company and the Partnership shall pay up to $20,000 of reasonable legal fees and expenses incurred by the Executive in negotiating this Agreement promptly upon receipt of appropriate statements therefor.
(i)     Payment of Compensation.  The Company and the Partnership shall be jointly and severally liable for all the compensation and benefits the Executive is entitled to under this Agreement.. All compensation amounts set forth in this Agreement shall be less taxes and withholding required by applicable law.
6.    Non-Competition; Confidential Information; Non-Solicitation and Return of Company Property.
(a)     Non-Competition. The Executive agrees that during the Contract Term and for a period of 12 months following the termination of the Contract Term for any reason (the “Restricted Period”), he will not engage in Competition with the Company, the Partnership, their respective subsidiaries and other entities under common control with the Company and/or the Partnership as of the date of termination (individually, a “Related Entity,” and collectively, the “Related Entities”). The term “Competition” for purposes of this Agreement shall mean (i) the Executive’s management, development, operation, or construction (other than in the performance of his duties for Company and the Related Entities) of (A) any factory outlet centers or (B) retail commercial property that competes with factory outlet centers, (ii) any active or passive investment by or on behalf of the Executive (other than in the performance of his duties for the Company and the Related Entities) in an entity that operates, manages, or constructs, or invests in property used for (A) a factory outlet center or (B) retail commercial property that competes with factory outlet centers, or (iii) the Executive’s performance of the same or substantially similar duties, work, or responsibilities that the Executive performed for the Company and/or a Related Entity involving the same or substantially similar products or services as those with which the Executive worked while employed by the Company; provided, however, that nothing in this Section 6 prohibits the Executive from ownership of up to 1% of any class of securities of any publicly traded company.
Notwithstanding anything herein to the contrary, the Executive shall be considered as engaging in “Competition” prohibited by this Section 6(a) only if the Executive engages in the prohibited activities (i) with respect to a property that is within a fifty (50) mile radius of the site of any commercial property owned, leased or operated by the Company and/or the Related Entities on the date the Executive’s employment terminated or (ii) with respect to a property that is within a fifty (50) mile radius of any commercial property which the Company and/or the Related Entities actively negotiated to acquire, lease or operate within the six (6) month period ending on the date of the termination of the Executive’s employment (the area within any such 50 mile radius the “Restricted Territory”). For the avoidance of doubt, following termination of the Executive’s employment for any reason, the Executive shall not be deemed to be engaged in Competition merely because he has a passive equity interest in, or provides services not otherwise prohibited by this Section 6(a) to, (x) a private equity or venture capital firm or hedge fund which has investments in an entity that is engaged in Competition, or (y) a subsidiary, division or affiliate of an entity engaged in Competition as long as such subsidiary, division, or affiliate does not engage in the management, development, operation or construction of, or investment in, any factory outlet centers or competing retail commercial property within the Restricted Territory.
(b)     Confidential Information. The Executive acknowledges that as a result of his employment he will have access to confidential information (including, but not limited to, current and prospective confidential know-how, specialized training, customer lists, marketing plans, business plans, financial and pricing information, trade secrets, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, clients, contacts, employees, prospects, and assets of the Company, the Partnership, and the Related Entities that is unique, valuable and not generally known outside the Company, the Partnership and/or the Related Entities, and which was obtained by the Executive from the Company or the Partnership or which was learned as a result of the performance of services by the Executive on behalf of the Company, the Partnership, and/or the Related Entities (“Confidential Information”). The Executive hereby agrees as follows.
(i)    Nonuse and Nondisclosure. The Executive agrees to protect the confidentiality of the Confidential Information. The Executive will not, at any time, other than in the ordinary course of performing his duties for the Company, the Partnership and/or any Related Entity and consistent with all applicable written policies of such entities and the Executive’s fiduciary duties as an officer of such entities, directly or indirectly (A) use any Confidential Information, (B) reveal or disclose or allow to be revealed or disclosed any Confidential Information to any person, firm, partnership, trust, corporation or other entity outside Company, except as authorized under the Company’s ethics policy, or as required by applicable law or when Company is required to permit disclosure under applicable law or (C) remove or aid in the removal from the premises of Company, or from any other location where Confidential Information is maintained or stored by Company, the Partnership or the Related Entity, any such Confidential Information or any materials which relate thereto.
(ii)    Exceptions. The Executive shall not be prohibited from disclosing Confidential Information to the extent required by applicable law or any court, governmental, regulatory or self-regulatory body (provided that in such case, the Executive shall (A) provide the Board with the earliest notice possible that such disclosure is or may be required, (B) reasonably cooperate with the Company, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (C) disclose only that Confidential Information which he is legally required to disclose) or in connection with any claim or litigation involving this Agreement, or any other agreement between the Executive and the Company, the Partnership or any Related Entity. Notwithstanding any other provisions in this Agreement, nothing herein is intended to restrict the Executive from (x) lawfully reporting to or communicating with the Securities and Exchange Commission or state equivalent agency, or any other governmental agency designated by law to receive and investigate such reports, without prior notice to the Company, regarding a suspected securities law violation or violation of other laws or regulations regarding fraud against shareholder; (y) receiving a reward for providing information to a government agency under an established agency whistleblower reward program; or (z) providing truthful testimony if required by law enforcement, subpoena or other court order. Further, this provision shall not prevent the Executive from using his general business skill and knowledge in his future employment to the extent such skill and knowledge is not specifically related to the business of Company, the Partnership, or any Related Entity and is not used in Competition (as defined above), or otherwise prohibited under this Section 6.
(iii)    Social Media. Without limiting the foregoing, the Executive is prohibited from using or disclosing Confidential Information on or in connection with blogs, chat rooms and other social media. The Executive also is prohibited from using contact information and other sensitive information regarding Company’s tenants on or in connection with social networking sites, including without limitation LinkedIn, Twitter, or Facebook, without the express permission of the CEO or the Board. To the extent that the Executive is permitted to use such information on social networking sites, the Executive agrees to take adequate steps to protect such information from disclosure to the public, including but not limited to using optimal privacy settings on this information, and to delete this information from the site on the earlier of Company’s request or termination of employment. The foregoing obligations shall survive termination of the Executive’s employment with Company. The Executive agrees that all electronic or web-based accounts, services or sites that are opened on behalf of, owned by, or paid for by Company, or are used to conduct Company’s business as authorized by Company, are the property of the Company and not of the Executive.
(iv)    Limitations on Use of Personal Devices and Accounts. The Executive may from time to time in the course of performing his duties for the Company need to access Confidential Information or the Company’s, the Partnership’s or a Related Entity’s proprietary information when he is not at the Company’s offices. The Executive understands that he is prohibited from downloading, storing, copying, cutting and pasting, or otherwise transmitting this information to any personal data device or storage system not owned by the Company, including but not limited to the Executive’s personal computers (including but not limited to computers in the Executive’s vehicles), cellular telephones, smart phones, texting devices, jump drives, compact discs, DVDs, hard drives, owned or third-party storage or back-up services (including without limitation any cloud services), or any other device or medium on which data can be stored. The Executive is expressly prohibited from emailing or otherwise transmitting any Company, Partnership or Related Entity information to or from his personal email accounts. Further, to the extent that the Executive does access the Company’s information through a personal device, the Executive agrees to protect the confidentiality of the information from exposure to third persons, including family members and others who are not expressly authorized by the Company to view the information. Upon the Company’s or the Partnership’s request, Executive agrees to make available to a nationally recognized third party IT services vendor selected by the Company, the personal devices that the Executive uses to access the Company, the Partnership and/or Related Entity trade secrets, other Confidential Information, or proprietary information and data so that the Company can confirm the Executive’s compliance with Section 6 of this Agreement.
(v)    Defend Trade Secrets Act Immunity Notification. Pursuant to the federal Defend Trade Secrets Act (the “DTSA”), an individual will be immune from criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret (as defined in the DTSA) that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or a disclosure that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(c)    Non-Solicitation of Employees. During the Restricted Period, except during the Contract Term as required as part of his normal duties under this Agreement, the Executive shall not, without the prior written consent of the Company, directly or through or by assisting another person or entity, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), (i) any employee, officer, director, or full-time consultant or independent contractor of the Company or the Related Entities to work for or provide services to an entity in Competition with the Company or (ii) any employee, officer, director, or full-time consultant or independent contractor of the

Company or the Related Entities who holds a position uniquely essential to the management, operation or services of the Company or the Related Entity (as applicable); provided that the foregoing shall not prohibit the Executive or any entity from whom he is providing services from placing any general advertisements for employees, consultants or independent contractors so long as such general advertisements are not specifically directed to any employees or full-time consultants or independent contractors of the Company or any Related Entity (provided that the Executive himself may not, during the Restricted Period, in violation of this Section 6(c), hire or engage any current employee or full-time consultant or independent contractor of the Company or the Related Entities who responds to such general advertisement).
(d)     Non-Solicitation of Business Partners. During the Restricted Period, except during the Contract Term as required as part of his normal duties under this Agreement, the Executive shall not, without the prior written consent of the Company, directly or through or by assisting another person or entity, (i) solicit or encourage, or attempt to solicit or encourage, any tenants, suppliers, licensees, agents, consultants or contractors or other business partners or business affiliates of the Company or the Related Entities with whom the Executive had contact or about whom the Executive obtained Confidential Information during his employment with Company (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the Company or the Related Entities or (ii) in any way intentionally interfere with the relationship between any such Business Partner and the Company or the Related Entities (regardless of who initiates the contact).
(e)     Return of Company/Executive Property/Passwords. The Executive hereby expressly covenants and agrees that on the earlier of (i) termination of the Executive’s employment with the Company (for any reason, whether by the Executive, by Company or by expiration of the Contract Term) or (ii) at any time upon the Company’s request, the Executive will promptly return to the Company, without retaining any copies, summaries or other form thereof (other than Executive Records, as defined below), all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Confidential Information and all documents and other materials containing any Confidential Information, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones, other equipment, portable data devices, storage media, and all originals and copies of all records, customer or client lists, management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company, the Partnership and/or the Related Entities or its or their personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain the Executive Records. For purposes of this Agreement, “Executive Records” shall mean any written or electronic records provided by the Company to the Executive documenting the Executive’s ownership of equity in the Company or any Related Entity, and information necessary for his personal tax reporting purposes.
(f)     Remedies for Breach. The Executive covenants that a breach of this Section 6 would immediately and irreparably harm the Company, the Partnership, and the Related Entities and that a remedy at law would be inadequate to compensate the Company, the Partnership, and the Related Entities for their losses and harm by reason of such breach and therefore that the Company, the Partnership, and/or the Related Entities may, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of this Section 6.
7.     Termination. The Executive’s employment hereunder may be terminated on or prior to the end of the Contract Term by the Partnership, the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)     Death.  The Executive’s employment hereunder shall automatically terminate upon his death.
(b)     Disability.  If the Disability of the Executive has occurred during the Contract Term, the Partnership or the Company, respectively, may give the Executive written notice in accordance with Section 7(g) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Partnership and the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. Termination for Disability is subject to any obligations Company may have under applicable law regarding disabilities.
(c)     Cause.  The Board may terminate the Executive’s employment hereunder for Cause. The determination as to whether the Executive is being terminated for Cause shall be made in good faith by the Board (without the participation of the Executive).
(d)     Good Reason.  The Executive may resign from his employment for Good Reason.
(e)     Without Cause.  The Partnership or the Company may terminate the Executive’s employment without Cause upon 60 days’ written notice.
(f)     Resignation without Good Reason.  The Executive may resign his employment without Good Reason upon 30 days’ written notice to the Partnership and the Company.
(g)     Notice of Termination.  Any termination of the Executive’s employment hereunder by the Partnership, the Company or the Executive (other than by reason of the Executive’s death) shall be communicated by a notice of termination to the other parties to this Agreement.  For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination consistent with this Agreement.
(h)    Effect of Termination. Upon termination, and except as expressly provided in Section 8 of this Agreement or as required by applicable law, the Executive’s right to further compensation and benefits under this Agreement shall cease.
8.     Severance Benefits.
(a)Termination without Cause or for Good Reason.  Subject to Section 22, if the Executive’s employment is terminated (i) by the Company or the Partnership other than for Cause (as defined above), death or Disability or (ii) by the Executive’s resignation for Good Reason (as defined above), the Executive shall be entitled to the Accrued Compensation (as defined below). In addition, the Company shall also provide the Executive the following special severance benefits (the “Severance Benefits”), provided that (x) the Executive has prior to the expiration of the 30-day period after the date of termination both delivered to the Company a general release of the Company, the Partnership, and the Related Entities, and their respective agents, successors, predecessors and assigns in the form attached hereto as Exhibit A (the “Release”), fully and properly executed by him, and has not revoked the Release, and (y) the Executive is and remains in compliance with the requirements of Section 6.
(i)    The Company or the Partnership shall pay the Executive an amount equal to 200% of the Executive’s Annual Base Salary in effect as of the date of termination. Except as otherwise required by Section 22(b), this amount shall be paid in equal pro rata consecutive monthly or bi-weekly installments in accordance with the Company's regular pay schedule and subject to Section 22 over a twelve (12) month period beginning with the first regular Company payday following the Release Effective Date (as defined in the Release);
(ii)    The Company or the Partnership shall pay the Executive on or before the day on which the Executive's Annual Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Annual Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365.
(iii)    The Company or the Partnership will pay the Executive an amount equal to eighteen months of premiums for COBRA continuation coverage for the Executive and his dependents payable in eighteen (18) pro rata installments over the eighteen month period following the Release Effective Date if COBRA continuation coverage is elected by the Executive, provided, however, that such payments will cease when the Executive becomes eligible for group health care coverage with another employer providing comparable benefits to the Company’s group health care plan. If and to the extent necessary in order for the Executive to avoid being subject to tax under Section 105(h) of the Code on any payment and/or reimbursement of any health care expenses made to him or his eligible dependents or for his or their benefit pursuant to the preceding sentence, the Company shall impute as taxable income to the Executive an amount equal to the excess of (x) the full actuarial cost of the health care benefit coverages provided to him and his dependents thereunder over (y) the portion of such total cost paid for by the Executive or dependents for such period during which such coverages are provided.
(b)     Termination by Death or Disability.  Subject to Section 22, upon the termination of the Executive’s employment by reason of his Disability or death, the Executive shall be entitled to the Accrued Compensation. In addition, the Company (in the case of Disability conditioned on the Executive properly executing and not revoking the Release) shall pay to the Executive or to the personal representatives of his estate (i) within thirty (30) days after the termination in the case of death and on the next regular Company payday following the Release Effective Date in the case of Disability, a lump-sum amount equal to one hundred percent (100%) of the Executive's Annual Base Salary for the Contract Year in which the termination occurs and (ii) on or before the day on which the Executive's Annual Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the

Annual Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365. This Section 8(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Company for the Executive's benefit.
(c)     Termination for Cause or Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to (i) all Annual Base Salary and all Benefits accrued through the date of termination, (ii) to reimbursement of all unreimbursed business expenses to the extent reimbursable under the Company’s applicable reimbursement policies incurred prior to termination, (iii) to any accrued but unpaid Annual Bonus for a Contract Year prior to the Contract Year in which the Executive’s employment was terminated, (iv) to any vested and earned but unpaid awards under the Company’s equity and/or long-term incentive plans, including, without limitation, with respect to awards granted under the Incentive Award Plan and (v) to any other entitlements, payments or benefits, if any, pursuant to this Agreement or any other applicable Company, Partnership and/or Related Entity plan, policy, program, arrangement or agreement accrued through, and/or vested as of, the date of termination (“Accrued Compensation”). Amounts payable to the Executive under clauses (i) and (ii) above shall be paid no later than 30 days after his date of termination. Amounts or benefits payable or to be provided to the Executive under clause (iv) and (v) above shall be paid or provided at the time or times and in the manner specified in this Agreement or in the applicable plan, policy, program, arrangement or other agreement. Amounts payable to the Executive under clause (iii) shall be paid at the time specified in Section 5(c) above.
(d)    No other Post-Termination Compensation. The Executive acknowledges and agrees that except as expressly provided in this Section 8, he is not entitled to any severance compensation of any kind, nature or amount.
(e)    Survival.  Neither the termination of the Executive’s employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration. The obligations of Section 6 shall, to the extent provided in Section 6, survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. In addition, the provisions of Sections 8 through 25 shall survive any termination or expiration of the Contract Term.
9.     Section 280G.
(a)     If any payment, entitlement, distribution or benefit paid or payable to the Executive or provided or to be provided for his benefit under this Agreement or otherwise (including by an entity effecting the change in control) (such payments, entitlements, distribution or benefits collectively referred to as “Payments”) is subject to the excise tax imposed under Code Section 4999, or any similar federal or state law (an “Excise Tax”), then notwithstanding anything in this Agreement or otherwise to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after tax basis (taking into account federal, state and local income and employment taxes, the imposition of the Excise Tax and any other taxes) than if the Executive received all of the Payments without any reduction thereto (the reduced amount of such Payments is hereinafter referred to as the “Limited Payment Amount”). The Company and/or the Partnership shall reduce or eliminate the Payments, by (i) first, by cancelling the accelerated vesting upon a change of control of any long-term and/or equity awards for which the awards do not receive the favorable valuation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), (ii) second, by cancelling the accelerated vesting upon a change of control of any long-term and/or equity awards for which the awards receive the favorable valuation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), (iii) third by reducing or eliminating those payments or benefits (other than any long-term incentive and/or equity awards) which are payable in cash and then by reducing or eliminating non-cash payments such as welfare benefits, (iv) fourth, if clause (i) of this sentence does not apply, by reducing any other long-term incentives and/or equity awards for which the awards do not receive the favorable valuation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), and (v) fifth, if clause (ii) of this sentence does not apply, by reducing any other long-term incentives and/or equity awards for which the awards do receive the favorable valuation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For the avoidance of doubt, any action taken in accordance with the preceding sentence shall be taken in reverse order beginning with the Payments which are to be paid the farthest in time and all Payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any Payments that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)    All determinations and calculations under Section 9(a) of the Agreement shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Code Section 280G and the Excise Tax selected by the Company (the “Independent Advisors”). The Company shall pay all fees and expenses of the Independent Advisors. In connection with any such determinations and calculations, the Independent Advisors shall take into account and determine the value of the restrictions under Section 6 above, to the extent consistent with the regulations issued under Section 280G and applicable law. The Independent Advisors shall provide their determinations and calculations, together with detailed supporting documentation, both to the Company and the Executive within 30 days of each event that might give rise to imposition of the Excise Tax (or such earlier time as requested by the Company or the Executive) and, if the Independent Advisors have determined that the Payments must be reduced to the Limited Payment Amount, shall deliver their written opinion to the Executive that he is not required to report an Excise Tax on his federal income tax with respect to the Limited Payment Amount (each, the “Determination”). Within 10 business days of the Executive’s receipt of the Determination, the Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination.
(c)    If, after the Payments have been made to the Executive, it is established that the Payments made to, or provided for the benefit of the Executive exceed the limitations provided in Section 9(a) of this Agreement (the amount so in excess, an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this Section 9(c) shall apply.

(i)    If, notwithstanding any reduction in the Executive’s Payments initially made pursuant to Section 9(a) above, it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Executive is liable for Excise Tax with respect to the Payments so reduced that were made to him and that as a result an Excess Payment has been made to him, any Payments remaining to be paid or provided to him shall be further reduced as provided in Section 9(a) above, and (if still necessary after such further reduction) any Payments already made to the Executive shall be repaid to the Company, to the extent necessary to eliminate the Excise Tax asserted by the Internal Revenue Service to be payable by the Executive, provided, however, that any such further reduction or repayment (A) shall be made only if the Internal Revenue Service has agreed in writing, or if a court has ordered, that such further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to the Executive’s Payments as so reduced or repaid, and that no Excise Tax will be imposed against the Executive if such further reduction or repayment is made, and (B) shall be made in the manner described in Section 9(a) above. Any portion of an Excess Payment that the Executive is required to repay pursuant to the preceding sentence shall be repaid to the Company within 20 days following the determination that repayment of such portion of the Excess Payment is required.
(ii)    In the event that it is determined by (x) the Independent Advisors, the Company or the Partnership (which shall include the position taken by the Company and the Partnership, or together with its consolidated group, on its federal income tax return) or the Internal Revenue Service, (y) pursuant to a determination by a court, or (z) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive on the later of (i) 10 days after such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) as in effect on the first date that such amount should have been paid to the Executive under this Agreement from such date until the date that such Underpayment is made to the Executive and (ii) the time period such Payment would otherwise have been paid or provided to the Executive absent the application of Section 9(a). The Company, the Partnership and the Executive acknowledge that given the timing of certain parachute payments it may be determined that the reduction in Section 9(a) applies and then because of a subsequent Payment, such as severance, that the reduction would not apply. Upon the determination that a reduction which applied previously no longer applies, the Executive shall receive the payment of the Underpayment as provided in the preceding sentence.

10.     Insurance. Officers and Directors Fiduciary Liability Insurance.  During the Executive’s employment under this Agreement, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance that would cover the Executive in an amount, and on terms and conditions, no less favorable to the Executive than the amount and the terms and conditions applicable to any other member of the Board, any other trustee of the General Partner of the Partnership or any other executive officer of the Company, the General Partner and/or the Partnership.
11.     Disputes and Indemnification.
(a)     Any action for injunctive relief hereof shall be settled exclusively by a state or federal court located in City of Greensboro, North Carolina. Except as otherwise provided herein, any other dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, first be addressed through good-faith negotiation between the Company and the Executive, and, if such good faith negotiation does not result in resolution of the dispute within 45 days after written notice of the dispute by one party to the other, then next (if agreed to by the parties) be addressed through a voluntary mediation paid for by Company and administered by a mediator approved by the Company and the Executive and scheduled within 45 days after the failure of the good faith negotiation, and next if still not resolved, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in the City of Greensboro, North Carolina. Arbitration proceedings shall be conducted under the auspices of JAMS (formerly Judicial Arbitration and Mediation Services). The dispute shall be referred to a panel of three neutral arbitrators (the "Panel"). Each arbitrator shall be a former federal judge. Each party to the dispute or claim shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint an impartial third arbitrator before proceeding. Should the initial two arbitrators fail to choose a third arbitrator within ten business days of the appointment of the second arbitrator, each of the initial two arbitrators shall propose the names of three impartial arbitrators, of whom the other shall strike two, and the decision shall be made from the remaining two by drawing lots. The Panel shall consider all factual and legal issues. The decision of the majority of the Panel shall be final and binding upon the parties hereto. Any decision by an arbitrator or Panel hereunder may not be appealed to any court or other forum, except to the extent otherwise provided by the applicable law. Nothing herein shall prohibit either party hereto from seeking a temporary restraining order, preliminary injunction or other provisional relief, if in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. The arbitrators shall apply applicable law and may not limit, expand, or otherwise modify the terms of this Agreement. The arbitrators have no authority to award punitive damages. The costs of the arbitration, including the legal fees and expenses of the parties and the fees and expenses of the arbitrators and of JAMS, shall be allocated to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award. Any arbitration award(s) shall be in writing. The parties agree that the arbitration shall be kept confidential, but that judgment on any award may be entered into, and enforced by, any court having jurisdiction. Nothing in this Section 11(a) prevents the Executive from filing an administrative charge with the federal Equal Employment Opportunity Commission, U.S. Department of Labor, Securities Exchange Commission, or any other similar local, state, or federal agency, or from participating in any administrative agency investigation.

(b)     The Company and the Partnership agree that if the Executive is made a party, or is threatened to be made a party (including as a witness), to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, trustee, officer or employee of the Company or the Partnership or is or was serving at the request of the Company or the Partnership as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, trustee, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company and the Partnership to the fullest extent legally permitted, against all cost, expense, liability and loss (including, without limitation, attorney’s fees (including those incurred to enforce the Executive’s rights under this Section 11), judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, trustee, officer, member, employee or agent of the Company or the Partnership or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company and/or the Partnership shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by them of a written request for such advance.  Such request shall include an undertaking by the Executive to repay the amount of such advance, without interest, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The rights of the Executive under this Section 11(b) shall be in addition to, and not in lieu of, any other rights the Executive may have to be indemnified and advanced expenses.
12.     Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Executive agrees that he shall not assign, or transfer any of his rights under this Agreement; provided that in the event of the Executive’s death while any payment, benefit or entitlement is due to him under this Agreement, such payment, entitlement or benefit shall be paid or provided to the Executive’s designated beneficiaries or if there is no such beneficiary, to his estate. If the Company and/or the Partnership enters into a definitive agreement for a transaction, which if consummated, would result in a Change of Control, the Company and the Partnership, as applicable, will require the definitive agreement to include an assumption on the part of the assignee, transferee or successor entity (or entities), effective immediately upon the closing of such transaction, of all of the liabilities, obligations and duties of the Company and the Partnership (and to the extent applicable any Related Entity) under this Agreement, any other agreement between the Executive and the Company and/or the Partnership and any other plan or arrangement relating to the Executive’s compensation (in each case, on terms and conditions no less favorable to the Executive than applicable to him immediately prior to the closing of such transaction).

13.     Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
14.     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.     Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by a nationally recognized overnight courier or by certified or registered mail, postage prepaid, as follows:

(a)	If to the Partnership, to:
Tanger Properties Limited Partnership
3200 Northline Avenue, Suite 360
Greensboro, NC 27408
Attn: General Counsel

(b)	If to the Company, to:
Tanger Factory Outlets Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, NC 27408
Attn: General Counsel

(c)	If to the Executive, to:
Current address on file in the Company’s payroll records
or at any other address as any party shall have specified by notice in writing to the other parties.
16.    Obligations to Former Employers. The Executive represents and agrees that, after reasonable diligence and good faith investigation, he is not aware that he is bound by any contractual obligation that would limit or prevent him from performing his duties under, or otherwise complying with, this Agreement. The Executive further agrees that during his employment with Company and the Partnership he will not, without prior authorization from his former employer: (a) disclose to another Company or Partnership employee or agent any trade secrets or proprietary information belonging to the Executive’s former employer,

(b) use any trade secrets or proprietary information belonging to a former employer in performing his duties for the Company or the Partnership or (c) retain any property belonging to his former employer.
17.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
18.     Entire Agreement. As of the Effective Date, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company during the Contract Term and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. As of the Effective Date, this Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Any Company and/or Partnership plan, policy, arrangement or agreement (other than this Agreement) that relates to the subject matter of this Agreement shall be consistent with the terms of this Agreement. The Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.
19.     Amendments; Waivers. This Agreement, including Exhibit A attached hereto, may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive, a member of the Partnership and a disinterested director of the Company.  By an instrument in writing similarly executed, the Executive or the Company and the Partnership may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
20.    No Conflict. The Executive represents and warrants to Company that the Executive is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by the Executive of the Executive’s obligations under this Agreement.
21.     No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
22.     Section 409A.
(a)     The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A.  The Company and the Partnership agree that, to the extent permitted under Section 409A, they shall cooperate to modify any of the provisions of this Agreement (and of any agreement evidencing any award to the Executive under any plan referred to hereunder), either at the reasonable request of the Executive, or as the Company or the Partnership may propose, in any such case to the extent necessary to comply with all applicable requirements of, and to avoid the imposition on the Executive of any additional tax, interest and penalties under, Code Section 409A in connection with the payments and benefits to be paid or provided to the Executive pursuant to this Agreement. Any such modification shall be intended to maintain the original intent and economic benefit to the Executive of the applicable provision of this Agreement, to the maximum extent reasonably possible without violating any applicable requirement of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company and/or the Partnership or any of their respective affiliates, employees or agents unless such liability arises as a result of the Company’s, the Partnership’s or any of their respective affiliates’ material breach of this Agreement or any other agreement or plan.
(b)     Notwithstanding any provision to the contrary in this Agreement:
(i)    No amount shall be payable pursuant to Sections 8(a), (b), or (c) or any other provision in this Agreement providing for a payment upon termination of employment and which is properly treated as a deferral of compensation under Section 409A (after taking into account all exclusions applicable to such payment under Section 409A) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (and as determined by applying the default presumptions in Section 1.409A-1(h)(1)(ii) of such regulations) with respect to both the Company and the Partnership and, in such case, the date of such “separation from service” shall be treated as the date of the Executive’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder upon the Executive’s termination of employment; and
(ii)    If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), to the extent delayed commencement (any such delayed commencement, a “Payment Delay”) of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 8, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (B) the date of the Executive’s death.  Upon the earlier of such dates (the “Delayed Payment Date”), all payments deferred pursuant to this Section 22(b)(i) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Any payment subject to the Payment Delay shall be credited with interest for the period during which such payment is delayed pursuant to the Payment Delay at a rate equal to the then current borrowing rate on the Company’s unsecured line of credit that is used for daily cash management by the Company as in effect on the date of the Executive’s “separation from service” (the “Daily Cash Rate”) and, to the extent any payment subject to the Payment Delay is not paid on the Delayed Payment Date, such payment shall be credited with interest at a rate equal two times the Daily Cash Rate for the period commencing with the day after the Delayed Payment Date and ending on the date such payment is made (unless such non-payment is required by applicable law, rule or regulation, in which case such payment shall continue to be credited with interest at the Daily Cash Rate); and
(iii)    The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).
(c)    For purposes of Section 409A, the Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments.
(d)    To the extent that reimbursements or other in-kind benefits under this Agreement are properly treated as a deferral of compensation under Section 409A (after taking into account all exclusions applicable to such payment under Section 409A), (i) all such expenses or reimbursements hereunder shall be made on or prior to March 15th of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, and (iii) no reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
23.     Non-Disparagement. From and after the Effective Date, the Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral or otherwise, about the Company or any Related Entity (or any shareholder, member, director, manager or officer thereof). “Disparaging” comments or statements include such comments or statements which discredit, ridicule, or defame any person or entity or place such person or entity in a negative light or impair the reputation, goodwill or commercial interest thereof. Nothing herein or otherwise shall preclude the Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce the Executive’s rights under this Agreement or any other agreement between or among the parties hereto. In all events, the Company and the Partnership agree that if the Executive’s employment terminates for any reason, any internal or public announcement of such termination shall be provided to the Executive for his review and comment no later than two (2) business days prior to such announcement being made. The Company and the Partnership agree to consider in good faith reasonable comments provided by the Executive no later than one (1) business day prior to such announcement being made.
24.    Withholding. Except as otherwise set forth in Section 9 above, the Company, the Partnership and any Related Entity shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, or local withholding or other taxes which the Company, the Partnership or the Related Entity is required to withhold pursuant to applicable law. The Company, the Partnership and any Related Entity shall be entitled to rely on an opinion of independent tax counsel if any questions as to the amount or requirement of withholding shall arise.
25.    No Successor Agreement. If the Company does not offer the Executive a new employment agreement on terms and conditions substantially similar to the terms and conditions of this Agreement (and is willing to execute same in a timely manner) no later than 90 days’ prior to the expiration of the Contract Term, assuming the Executive was ready and willing to continue to provide services, the Executive’s employment shall automatically terminate on the last day of the Contract Term and such termination shall be treated as a termination without Cause under this Agreement and a termination without Cause for the purposes of any other agreement, plan or policy of the Company and/or the Partnership; provided, however, that, pursuant to Section 8(a)(i), instead of 200% of the Executive’s Annual Base Salary in effect as of the date of termination, the Company or the Partnership shall pay the Executive an amount equal to 100% of the Executive’s Annual Base Salary in effect as of the date of termination. For the avoidance of doubt, the Executive shall also be entitled to any earned Annual Bonus for the last full Contract Year of the Contract Term in accordance with the applicable Annual Bonus plan and Section 8(a)(ii).
26.    Clawback; Recoupment; Anti-Hedging. The Executive agrees that he will be subject to any compensation clawback, recoupment, and anti-hedging policies adopted prior to his termination of employment that may be applicable to the Executive as an executive of the Company, the Partnership or any Related Entity, as in effect from time to time and as approved by the Board of the Directors of the Company or the Compensation Committee of the Board, and in this regard, the Company and the Partnership agree that any such policy shall be applied to the Executive consistent with how such policy is applied to other senior executives of the Company, the Partnership or any Related Entity with respect to the same subject matter. The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company, the Partnership or any Related Entity may have under law or in equity.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

/s/ Stephen Yalof
Stephen Yalof

TANGER FACTORY OUTLET CENTERS, INC.,

a North Carolina corporation

By:    /s/ Steven B. Tanger
Steven B. Tanger
Chief Executive Officer

TANGER PROPERTIES LIMITED PARTNERSHIP a North Carolina limited partnership

By:	TANGER GP TRUST, a Maryland business trust, its sole General Partner

By:    /s/ Steven B. Tanger
Steven B. Tanger
Chairman, President and Chief Executive Officer

TANGER GP TRUST

a Maryland business trust

By:    /s/ Steven B. Tanger
Steven B. Tanger, Chairman, President and
Chief Executive Officer

Exhibit A
RELEASE AGREEMENT
In exchange for Tanger Properties Limited Partnership (the “Partnership”) and Tanger Factory Outlet Centers, Inc. (the “Company”), agreeing to pay me the Severance Amount pursuant to the terms and conditions in one of Section 8(a) or 8(b) as applicable of my Employment Agreement with the Company dated as of April 6, 2020, as amended in accordance therewith (the “Employment Agreement”), I agree to the terms of this Release Agreement (the “Release”). Each capitalized term used but not defined herein shall have the meaning set forth in the Employment Agreement.
1.Release.
(a)    I hereby generally and completely release, to the fullest extent permitted by applicable law, the Partnership, the Company and each of their respective current and former subsidiaries, directors, officers, employees, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to my relationship with any Released Party or any events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, to the fullest extent permitted by law, but is not limited to: (i) all claims arising out of or in any way related to my employment with the Partnership, the Company, or any of their affiliates; (ii) all claims related to my compensation or benefits from the Partnership, the Company, or any of their affiliates, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (iii) all claims for breach of contract, promissory estoppel, quantum meruit, and breach of any implied contract (including without limitation breach of the covenant of good faith and fair dealing); (iv) all tort claims, including without limitation claims for fraud, defamation, invasion of privacy, and emotional distress; and (v) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act , the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) and any other laws related to veteran status, and the Family and Medical Leave Act of 1993 (“FMLA”), all as amended, violations of any North Carolina or any other state and/or municipality whistle‑blowing statutes or laws or fair employment statutes or laws and any similar laws in other jurisdictions, or violations of any other law, rule, regulation, or ordinance pertaining to employment, stock ownership, or any other terms and conditions of employment and termination of employment, punitive damages, liquidated damages, costs and attorney’s fees ; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement. Notwithstanding the foregoing, I am not releasing any claims or rights with respect to (i) any payments, entitlements or obligations due to me under the Employment Agreement or any other agreement between me and the Company, the Partnership and/or any Released Party on or following my date of termination of employment that expressly survive the termination or expiration of the Contract Term

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(as defined in the Employment Agreement) as set forth in the Employment Agreement, (ii) any accrued and/or vested benefits pursuant to any plan, policy or agreement with or among the Company, the Partnership and/or any Released Party that are to be provided to me following the end of employment per the terms of such plan, policy or agreement, (iii) indemnification (including, without limitation, advancement of expenses) whether pursuant to the Employment Agreement, the corporate governance documents of the Company, the Partnership or any Related Entity (as defined in the Employment Agreement) or pursuant to applicable law, (iv) coverage under any applicable directors’ and officers’ liability insurance policies, including pursuant to Section 10 of the Employment Agreement, (v) any rights that cannot be waived by applicable law, and (vi) being a shareholder of the Company, the Partnership or any Related Entity (including any rights with respect to shares held through a trust or similar arrangement).
(b)    I also agree not to become a member of any class in a case in which claims are asserted against any of the Released Parties based on events which occurred prior to me signing this Release. If, without my prior knowledge and consent, I am made a member of a class in any such proceeding, I agree to opt out of the class as soon as possible.
(c)    This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but it does not include workers’ compensation claims. However, I hereby affirm that I have no known work related injuries or occupational diseases as of the date I sign this Release that have not been previously reported to the Company in writing.
(d)    This Release does not limit any right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf. Nothing in this Release prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of the Company to make any such reports or disclosures and I am not required to notify the Company that I have made such reports or disclosures.
(e)    I acknowledge and represent that I have not suffered any unlawful discrimination, harassment, retaliation, or other unlawful treatment by any Released Party. I also acknowledge and represent that I have not been unlawfully denied any rights by any Released Party including, but not limited to, rights to a leave or reinstatement from a leave under the FMLA, USERRA, or any similar law of any jurisdiction. I also acknowledge and represent that I have been fully and properly paid for my work for the Partnership, the Company and their affiliates to date.
2.ADEA. I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing the rights I have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. Consistent with the ADEA, I further acknowledge that: (a) my waiver and release in this Release does not apply to any rights or claims that may arise after the date

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I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days from the date that I receive this Release to consider the release; (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation in writing to the Company as set forth in Section 15 of the Employment Agreement; and (e) this Release will not be effective until I have signed it and returned it to the Company (as set forth in Section 15 of the Employment Agreement) and the Revocation Period has expired (the “Release Effective Date”).
3.Applicable Law and Forum. This Release shall be construed and enforced under and in accordance with the laws of the State of North Carolina, without regard to its conflict of rule principles. Any dispute or controversy arising under, out of, in connection with or in relation to this Release shall, at the election and upon written demand of any party to this Release, be finally determined and settled by arbitration in the City of Greensboro, North Carolina. Arbitration proceedings shall be conducted under the auspices of JAMS (formerly Judicial Arbitration and Mediation Services). The dispute shall be referred to a panel of three neutral arbitrators (the "Panel"). Each arbitrator shall be a former federal judge. Each party to the dispute or claim shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint an impartial third arbitrator before proceeding. Should the initial two arbitrators fail to choose a third arbitrator within ten business days of the appointment of the second arbitrator, each of the initial two arbitrators shall propose the names of three impartial arbitrators, of whom the other shall strike two, and the decision shall be made from the remaining two by drawing lots. The Panel shall consider all factual and legal issues. The decision of the majority of the Panel shall be final and binding upon the parties hereto. Any decision by an arbitrator or Panel hereunder may not be appealed to any court or other forum, except to the extent otherwise provided by the applicable law. Nothing herein shall prohibit either party hereto from seeking a temporary restraining order, preliminary injunction or other provisional relief, if in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. The arbitrators shall apply applicable law and may not limit, expand, or otherwise modify the terms of this Agreement. The arbitrators have no authority to award punitive damages. The costs of the arbitration, including the legal fees and expenses of the parties and the fees and expenses of the arbitrators and of JAMS, shall be allocated to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award. Any arbitration award(s) shall be in writing. The parties agree that the arbitration shall be kept confidential, but that judgment on any award may be entered into, and enforced by, any court having jurisdiction.
4.Entire Agreement. This Release and the Employment Agreement embody the entire and final agreement on the subject matter stated in this Release. No amendment or modification of this Release shall be valid or binding unless made in writing and signed by me and the Company. Each provision in this Release is separate, distinct and severable from the other provisions of this Release and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.
I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS EXCEPT FOR THOSE CLAIMS NOT RELEASED BY ME HEREIN.

Stephen Yalof	Date

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